UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2012

Griffin Capital Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

3106065900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On November 14, 2012, Griffin Capital Corporation, the sponsor of Griffin Capital Net Lease REIT, Inc. (the “Registrant”), issued a press release discussing the acquisitions of the Zeller Plastik property and the Northrop Grumman property which are described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01.	Other Events

Draws on Restated KeyBank Credit Agreement

In connection with the acquisitions of the Zeller Plastik property and the Northrop Grumman property described below, Griffin Capital Net Lease REIT, Inc. (the “Registrant”) drew down an additional $9.4 million (the “Zeller Plastik Facility Draw”) and $10.2 million (the “Northrop Grumman Facility Draw”), respectively, in debt (collectively, the “Facility Draws”) pursuant to that certain Amended and Restated Credit Agreement, as amended, with a syndicate of lenders, under which KeyBank National Association (“KeyBank”) serves as administrative agent (the “Restated KeyBank Credit Agreement”). The Facility Draws will bear interest at a rate of approximately 3.0%. The total amount drawn pursuant to the Restated KeyBank Credit Agreement is now approximately $115 million. Pursuant to joinder agreements by special purpose entities wholly-owned by the Registrant’s operating partnership (the “Property SPEs”) in favor of KeyBank as administrative agent, the Zeller Plastik property and the Northrop Grumman property now serve as additional collateral for the Restated KeyBank Credit Agreement, which security is evidenced by mortgages on the Zeller Plastik property and the Northrop Grumman property, and the Property SPEs now serve as additional borrowers.

Acquisition of Zeller Plastik Property

On November 8, 2012, the Registrant closed on the purchase of a single story manufacturing and distribution facility consisting of approximately 194,000 rentable square feet located in Libertyville, Illinois (the “Zeller Plastik property”), from an unaffiliated third party. The Zeller Plastik property is 100% leased to Zeller Plastik USA, Inc., a subsidiary of Zeller Plastik, Inc. (“Zeller”), pursuant to a triple-net lease which has a remaining term of 10 years, expiring in December 2022, with two additional five-year renewal options. The purchase price for the Zeller Plastik property was $15.6 million, plus closing costs. The purchase price paid in connection with the acquisition was partially funded with the Zeller Plastik Facility Draw, with the remaining amount funded by proceeds from the Registrant’s public offering.

The Registrant’s advisor earned $390,000 in acquisition fees and is entitled to reimbursement of $78,000 in acquisition expenses in connection with the acquisition of the Zeller Plastik property. The Registrant expects to pay the acquisition fee and reimburse the advisor for the acquisition expenses during the fourth quarter 2012.

Zeller is one of the world’s leading producers of plastic closures and packaging components, including pop-tops, screw tops, and flip tops found on food, beauty and beverage products. The Zeller Plastik property serves as the North American headquarters location for Zeller, whose clients include a broad array of leading consumer products companies, including Coca-Cola, Pepsico, SC Johnson Family Company, GlaxoSmithKline, Johnson & Johnson, Hellman’s, L’OREAL, Heinz, Clorox, P&G, Hidden Valley Ranch, and ReaLemon. The Zeller Plastik property contains heavy infrastructure such as injection mold presses, assembly equipment and high-capacity cranes necessary for Zeller to conduct its manufacturing functions. The facility was originally constructed for Zeller in 1992, and since that time, Zeller has invested over $100,000 in capital upgrades to the facility, including upgrades to the HVAC system and the office portion of the building.

The Zeller Plastik property is located in Libertyville, Illinois. Libertyville is a northern suburb of Chicago. Chicago is one of the nation’s largest industrial markets, with 1.2 billion square feet of inventory in an area from southern Wisconsin to northwest Indiana. Chicago is the busiest rail center in the U.S. and is the only city in North America to be served by all six class-one railroad companies. It is also considered the trucking capital of the U.S., with 200 truck terminals and ten interstate highways, the most in the country. The Zeller Plastik property is located approximately 30 minutes north of Chicago O’Hare International Airport, the second busiest airport in the world.

Under the Zeller Plastik lease, as amended, Zeller is responsible for providing all building services and paying all building and property expenses, including repairs and maintenance. The landlord is responsible only for replacement of the roof and maintenance and repair of the structure of the building, but only to the extent such replacement and maintenance is a result of ordinary wear and tear and not the tenant’s use and operation of the building. The Zeller Plastik lease contains an option to extend the Zeller Plastik lease duration for two five-year periods at 85% of then-prevailing market rent, with yearly increases of 2.5%, but in no event less than the prior year’s rent. The original term of the Zeller Plastik lease is 12 years, which commenced on January 1, 2011, and the rent schedule for the remainder of the lease term is as follows:

Month Commencing	Approximate Annual Base Rent	$/Square Foot
January 1, 2012	$1,249,000	$6.45
January 1, 2013	$1,271,000	$6.56
January 1, 2014	$1,293,000	$6.68
January 1, 2015	$1,316,000	$6.80
January 1, 2016	$1,339,000	$6.91
January 1, 2017	$1,362,000	$7.03
January 1, 2018	$1,386,000	$7.16
January 1, 2019	$1,410,000	$7.28
January 1, 2020	$1,435,000	$7.41
January 1, 2021	$1,460,000	$7.54
January 1, 2022	$1,486,000	$7.67

The implied initial capitalization rate for the Zeller Plastik property is approximately 8.12%. The estimated going-in capitalization rate is determined by dividing the projected net rental payment for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). Generally, pursuant to each lease, if the tenant is responsible for the payment of all property operating expenses, insurance and taxes, the net rental payment by the tenant to the landlord is equivalent to the base rental payment. The projected net rental payment includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

The GC Net Lease REIT Property Management, LLC, an affiliate of the Registrant, will be responsible for managing the Zeller Plastik property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the Zeller Plastik property. The GC Net Lease REIT Property Management, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay such third party a portion of the management fees paid by the Registrant.

Acquisition of Northrop Grumman Property

On November 13, 2012, the Registrant closed on the purchase of a recently-constructed three-story, Class A office building consisting of approximately 99,200 rentable square feet located in Beavercreek, Ohio (the “Northrop Grumman property”), from an affiliated entity. The Northrop Grumman property is 100% leased to Northrop Grumman Systems Corporation (“Northrop Systems”), a wholly-owned, investment grade-rated subsidiary of Northrop Grumman Corporation (“Northrop Grumman”). The purchase price for the Northrop Grumman property was $17.0 million, plus closing costs. The purchase price paid in connection with the acquisition was partially funded with the Northrop Grumman Facility Draw, with the remaining amount funded by proceeds from the Registrant’s public offering.

The Northrop Grumman property was purchased by the Registrant from an affiliated special purpose entity (the “SPE”) created for purposes of the acquisition. An affiliate of Griffin Capital Corporation, the sponsor of the Registrant, has a 75% ownership interest and a 0% economic interest in the SPE. An unaffiliated third party holds the remaining 25% ownership interest and 100% of the economic interest in the SPE. The SPE purchased the Northrop Grumman property from an unaffiliated third party, which then sold the Northrop Grumman property to the Registrant. The purchase price for the Northrop Grumman property was supported by an independent, third-party appraisal.

The Registrant’s advisor earned $425,000 in acquisition fees and is entitled to reimbursement of $85,000 in acquisition expenses in connection with the acquisition of the Northrop Grumman property. The Registrant expects to pay the acquisition fee and reimburse the advisor for the acquisition expenses during the fourth quarter 2012.

Northrop Grumman (NYSE: NOC) reported $26.2 billion in 2011 revenues and is ranked #72 on the Fortune 500 list. Northrop Grumman is a leading global security company providing innovative systems, products, and solutions to government and commercial customers worldwide; the company consolidated three separate facilities into the Northrop Grumman property. Northrop Systems is the most significant operating subsidiary of Northrop Grumman. Construction on the Northrop Grumman property was completed in August 2012.

The Northrop Grumman property is located in Beavercreek, Ohio. Beavercreek, Ohio is in the Dayton, Ohio metropolitan area with a population over 842,000. The Northrop Grumman property is located immediately adjacent to Wright-Patterson Air Force Base and Wright State University. In addition, the Northrop Grumman property has easy access to Ohio’s interstates.

Under the Northrop Grumman lease, Northrop Systems is responsible for providing all building services and paying all building and property expenses, including repairs and maintenance, provided, however, that the landlord will reimburse Northrop Systems for any operating expenses that exceed $6.00 per square foot during the first lease year. The landlord is responsible for replacement of the roof and maintenance and repair of the structure of the building, but only to the extent such replacement and maintenance is a result of ordinary wear and tear and not the tenant’s use and operation of the building. The Northrop Grumman lease contains an option to extend the Northrop Grumman lease duration for two five-year periods at 95% of then-prevailing market rent, but in no event less than the prior year’s rent. The term of the Northrop Grumman lease is seven years and expires in September 2019. The rent schedule for the remainder of the lease term is as follows:

Month Commencing	Approximate Annual Base Rent	$/Square Foot
September 1, 2012	$1,509,500	$15.21
September 1, 2013	$1,509,500	$15.21
September 1, 2014	$1,509,500	$15.21
September 1, 2015	$1,509,500	$15.21
September 1, 2016	$1,509,500	$15.21
September 1, 2017	$1,544,300	$15.56
September 1, 2018	$1,579,000	$15.91

The implied initial capitalization rate for the Northrop Grumman property is approximately 8.88%.

The GC Net Lease REIT Property Management, LLC, an affiliate of the Registrant, will be responsible for managing the Northrop Grumman property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the Northrop Grumman property. The GC Net Lease REIT Property Management, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay such third party a portion of the management fees paid by the Registrant.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquisition of the Northrop Grumman property described in Item 8.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before January 29, 2013 by amendment to this Form 8-K.

(d) Exhibits.

99.1	Griffin Capital Net Lease REIT, Inc. Press Release dated November 14, 2012

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Net Lease REIT, Inc.

Date: November 14, 2012	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer